LianDi Clean Technology Inc. Reports Financial Results for
 Second Fiscal Quarter of 2011

•	Q2 revenue increased 100.3% to $43.3 million, led by 81.2% rise in equipment sales

•	Q2 adjusted net income increased 27.4% to $6.8 million; adjusted diluted EPS of $0.20

•	Cash and equivalents of $52.5 million on September 30 supports a strong working capital position

•	Backlog of $56 million provides visibility for future growth

•	Company reaffirms FY2011 guidance of $117 million in revenue and net income of $24.6 million

BEIJING – November 15, 2010 – LianDi Clean Technology Inc. (OTC BB: LNDT), (“LianDi” or the “Company”), a leading provider of clean technology, downstream flow equipment, engineering services and software to China’s leading petroleum and petrochemical companies, today announced financial results for the second fiscal quarter ended September 30, 2010.

SUMMARY FINANCIALS

Second Quarter Fiscal 2011 Results (USD) (unaudited)

(Three months ended September 30)	Q2 2011		Q2 2010	CHANGE
Sales	$43.3 million		$21.6 million	+100.3%
Gross Profit	$9.1 million		$6.2 million	+46.9%
GAAP Net Income (Available to Common Stockholders)	$6.0 million		$5.3 million	+12.2%
Adjusted Net Income (Available to Common Stockholders)	$6.8 million	(1)	$5.3 million	+27.4%
GAAP EPS (Diluted)	$0.20		$0.19	+5.3%
Adjusted EPS (Diluted)	$0.20		$0.19	+5.3%

(1) Adjusted net income available to common stockholders and EPS for Q2 2011 excludes a $0.81 million deemed dividend related to the escrow share arrangement for preferred stock issued in the February 26, 2010 private placement.

Second Quarter FY 2011 Results

The Company reported revenue of $43.3 million, an increase of 100.3%, compared to revenue of $21.6 million generated in the same period of fiscal year 2010. Growth was driven by a 81.2% year-over-year increase in sales of our equipment and $1.1 million of  revenues from services we provided. During the second quarter, the Company performed equipment delivery and installation work on 19 projects for customers compared to three projects in the same period in 2009. The acquisition of Anhui Jucheng Fine Chemicals Co., Ltd. (“Anhui Jucheng”) that occurred during the second quarter of fiscal 2011 contributed $8.5 million to second quarter fiscal 2011 sales. The Company reported no software sales during the quarter.

Gross profit was $9.1 million and gross margins were 20.9% for the quarter ended September 30, 2010, compared to $6.2 million and 28.5%, respectively, for the same period in 2009. Excluding Anhui Jucheng, LianDi’s gross margins were 24.0%. Margins were impacted by the absence of software sales, which typically carry 85%-90% gross margins compared to 15%-25% gross margins for equipment delivery and installations.

Operating expenses for the quarter ended September 30, 2010 were approximately $1.7 million, compared to $0.5 million in the same period in 2009. As a component of operating expenses, selling expenses were $0.4 million compared to $0.3 million in the second fiscal quarter of 2010. General and administrative expenses increased by approximately $1.0 million to $1.3 million due primarily to $0.7 million in professional fees related to being a public company, which were not present in the period one year ago.

GAAP net income available to common stockholders for the second quarter of 2011 totaled $6.0 million. Adjusted net income available to common stockholders for the second quarter of fiscal 2011, excluding a $0.81 million deemed preferred stock dividend, was approximately $6.8 million, or $0.20 per diluted share, based on weighted average shares outstanding of 36.6 million, compared to $5.3 million, or $0.19 per diluted share based on weighted average shares outstanding of 27.4 million.

Mr. Jianzhong Zuo, Chairman, Chief Executive Officer and President of the Company said, “Our team recently traveled to Houston to meet with DeltaValve executives. Discussions are now progressing with DeltaValve’s parent company, Curtis Wright, and we expect a final, comprehensive agreement to be executed soon.”

“We are optimistic about meeting our 2011 fiscal year guidance, as reflected in the significant increase in our signed contracts and order backlog. Our performance during the second quarter reflects our ability to successfully service the needs of our petroleum and petrochemical-based customers located throughout China. As the industry continues its growth trend to meet the strong domestic market demand for fuel, LianDi’s products, technical services and optimization software allow companies to produce, distribute and handle petroleum based products in a more efficient and environmentally conscious manner.”

 “We are currently advancing several development projects which will drive future incremental revenue growth. In addition, we are making further progress with our DeltaValve initiative focused on building and installing unheading units used by oil refiners in the delayed coking process. We are on track to complete our first customer installations during the first half of our fiscal 2012.”

First Half FY 2011 Results

First Half Fiscal 2011 Results (USD) (unaudited)

(Six months ended September 30)	1H 2011		1H 2010	CHANGE
Sales	$52.5 million		$28.8 million	+82.2%
Gross Profit	$13.0 million		$8.2 million	+59.5%
GAAP Net Income (Available to Common Stockholders)	$7.7 million		$6.7 million	+16.4%
Adjusted Net Income (Available to Common Stockholders)	$97 million	(2)	$6.7 million	+45.8%
GAAP EPS (Diluted)	$0.26		$0.24	+8.3%
Adjusted EPS (Diluted)	$0.29		$0.24	+20.8%

(2) Adjusted net income available to common stockholders and EPS for 1H 2011 excludes a $1.95 million deemed dividend related to the escrow share arrangement for preferred stock issued in the February 26, 2010 private placement.

Revenues for the first half of fiscal 2011 increased 82.2% to $52.5 million. Equipment sales were $40.0 million, a $15 million increase, or 59.9%, from the first half of fiscal 2010. Sales from Anhui Jucheng contributed $8.5 million to total net revenue in the first half of fiscal 2011.

For the first six months of fiscal 2011, cost of sales increased 91.2% while gross profit rose 59.5%. Gross margins fell 360 basis points year-over-year to 24.8% due to lower software sales and the inclusion of Anhui Jucheng, which had a relatively lower gross margin.

Selling expenses and general and administrative expenses were $0.6 million and $1.8 million for the first half of fiscal 2011, respectively. Management continues to work diligently to manage operating costs. Operating income was up 49.6% from the first half of fiscal 2010 to $10.5 million, while operating margins were 20.1% compared to 25.5% in the same period one year ago.

Net income available to common shareholders was $7.7 million compared to $6.7 million in the prior year period. Adjusted net income, excluding the $1.95 million deemed preferred stock dividend, was $9.7 million, 45.8% higher than net income during the first half of fiscal 2010. GAAP diluted earnings per share were $0.26 and $0.24 for the first half of 2010 and 2009, respectively. Adjusted diluted earnings per share were $0.29 and $0.24 for the first half of 2010 and 2009, respectively.

Balance Sheet and Cash Flow

As of September 30, 2010, the Company had cash and cash equivalents of $52.5 million, compared to $59.2 million at March 31, 2010.  The decline reflects approximately $9.3 million of prepayments to suppliers. The Company had total stockholders’ equity of $61.5 million at September 30, 2010, including $5.6 million of non-controlling interest, which represents the 49% interest of Anhui Jucheng. The current ratio was 2.8 with working capital of $56.8 million on September 30, 2010.  Cash outflow from operations was $0.9 million through the first six months of fiscal 2011.

Fiscal year 2011 Guidance

For fiscal year 2011, management reaffirmed revenue guidance of $117 million, representing year-over-year growth of 50.6% over fiscal 2010, and net income guidance of approximately $24.6 million for fiscal year 2011, representing year-over-year growth of approximately 64%. Management expects software sales to contribute 8-10% of total revenues for fiscal year 2011. Further revenue and net income may come from the Anhui Jucheng acquisition.  Guidance does not include any contribution from the delayed coking units.

This is the Company’s current and preliminary view, which is subject to change.

The company had 30 contracts with an aggregate value of $56 million in backlog at September 30, 2010.

Management believes that its current customers purchase billions of products and services similar to the ones it offers annually. By continuing to prove its ability to execute and meet customers’ needs, the Company expects to further penetrate its existing relationships, which we expect will drive significant growth in the coming year.

Business Updates

On July 5, 2010 LianDi, acquired a 51% equity interest in Anhui Jucheng for approximately $6 million. Anhui Jucheng is a leading manufacturer of specialty chemicals used in oil exploration applications. Management expects LianDi can leverage its long-standing customer relationships with oil producers to increase Anhui Jucheng’s sales while reducing distribution costs to enhance margins. The acquisition is consistent with management’s goal of broadening the products and services LianDi provides to its customer base.

LianDi announced an exclusive alliance with System Kikou Co., Ltd (“SKK”) in Japan, one of the world’s leading automated oil sludge treatment companies to offer SKK’s automated sludge treatment services to oil refiners in China. The two companies are aiming to launch the service in calendar year 2011.

About LianDi Clean Technology Inc.

LianDi was established in July 2004 to serve the largest Chinese petroleum and petrochemical companies. Through its four operating subsidiaries, Hua Shen Trading (International) Ltd., Petrochemical Engineering Ltd., Bright Flow Control Ltd. and Beijing JianXin Petrochemical Engineering Ltd., the Company distributes a wide range of customized valves and equipment and provides associated value-added technical and integration service. The Company also develops and markets proprietary optimization software for the polymerization process. In addition, LianDi is focused on the large, rapidly growing, clean technology market for oil refineries. This market is expected to benefit from favorable Chinese government policies, including tax benefits and other incentives.

About Non-GAAP Financial Measures

To supplement the unaudited condensed consolidated statement of income and comprehensive income presented in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), we also provided non-GAAP measures of net income available to common stockholders and the basic and diluted earnings per shares for the three months ended September 30, 2010, which are adjusted from results based on GAAP to exclude the non-cash charges recorded, which related to the escrow share arrangement allocated to the Series A preferred stock, treated as deemed dividend, an deduction of net income available to common stockholders in conjunction to the private placement we consummated on February 26, 2010.  The non-GAAP financial measures are provided to enhance the investors’ overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  We use both GAAP and non-GAAP information in evaluating and operating business internally and therefore deems it important to provide all of this information to investors.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain “forward-looking statements” relating to the business of LianDi and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding: the impact of the proceeds from the private placement on the Company’s short term business and operations; the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov )

For more information, please contact:

Investor Relations:
     HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net

-- Financial Tables Follow –

LIANDI CLEAN TECHNOLOGY INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2010	2010
	(US $)	(US $)
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$52,455,484	$59,238,428
Restricted cash	8,277,571	2,964,864
Notes receivables	463,686	-
Accounts receivable, net	5,440,303	2,295,231
Deferred costs of revenue	157,611	1,168,025
Inventories	2,352,600	30,103
Prepaid expenses and deposits	15,724,294	657,257
Other receivables	3,809,285	3,416,284
Trading securities	11,592	11,592
Prepaid land use right – current portion	46,868	-
Total current assets	$88,739,294	$69,781,784

Other Assets
Property and equipment, net	11,325,390	151,660
Intangible assets, net	4,994,237	5,192,738
Prepaid land use right – non current portion	1,812,222	-
Deposit for land use right	1,186,522	-
Goodwill	357,635	-
Total Assets	$108,415,300	$75,126,182

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term bank loan	$2,536,897	-
Accounts payable	3,012,261	11,926
Deferred revenue	320,414	2,481,771
Other payables and accrued expenses	8,865,200	3,496,612
Provision for income tax	148,357	59,763
Due to shareholders	10,636,668	8,461,161
Amount due to non-controlling interests	5,136,607	-
Preferred stock dividend payable	579,241	184,820
Deferred tax liabilities	691,776	-
Total current liabilities	$31,927,421	$14,696,053

Total liabilities	$31,927,421	$14,696,053

Commitments and contingencies

8% Series A contingently redeemable convertible preferred stock (25,000,000 shares authorized; par value: $0.001 per share; 6,572,283 and 7,086,078 shares issued and outstanding, respectively; aggregate liquidation preference amount: $23,582,232 and $24,986,093, including accrued but unpaid dividend of $579,241 and $184,820 at September 30, 2010 and March 31, 2010, respectively)	14,991,475	14,059,018

Stockholders’ equity:
Common stock (par value: $0.001 per share; 50,000,000 shares authorized; 29,872,567 and 29,358,772 shares issued and outstanding, respectively)	29,873	29,359
Additional paid-in capital	20,922,857	19,891,932
Statutory reserves	1,138,733	1,138,733
Retained earnings	32,993,591	25,245,926
Accumulated other comprehensive income	778,956	65,161
Total Liandi Clean's stockholders’ equity	$55,864,010	$46,371,111

Noncontrolling interest	5,632,394	-

Total Lequity	$61,496,404	$46,371,111

Total liabilities and stockholders’ equity	$108,415,300	$75,126,182

LIANDI CLEAN TECHNOLOGY INC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended September 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET REVENUE
Sales and installation of equipment	$33,682,153	$18,584,322	$40,031,287	$25,028,997
Sales of software	-	3,042,254	2,805,799	3,743,042
Services	1,134,607	-	1,137,708	23,373
Sales of chemical products	8,490,510	-	8,490,510	-
	$43,307,270	$21,626,576	$52,465,304	$28,795,412

Cost of revenue
Cost of equipment sold	(26,303,920)	(15,312,464)	(31,335,336)	(20,325,521)
Amortization of intangibles	(150,631)	(149,317)	(300,115)	(298,660)
Cost of chemical products sold	(7,797,118)	-	(7,797,118)	-
	(34,251,669)	(15,461,781)	(39,432,569)	(20,624,181)

Gross profit	$9,055,601	$6,164,795	$13,032,735	$8,171,231

Operating expenses
Selling expenses	(429,879)	(261,632)	(570,821)	(537,282)
General and administrative expenses	(1,248,683)	(254,934)	(1,795,056)	(570,938)
Research and development expenses	(69,543)	(9,223)	(128,853)	(18,304)
Total operating expenses	(1,748,105)	(525,789)	(2,494,730)	(1,126,524)

Income from operations	$7,307,496	$5,639,006	$10,538,005	$7,044,707

Other income (expenses), net:
Interest income	33,733	35,826	59,747	47,102
Interest and bank charges	(114,702)	(165,116)	(260,333)	(297,546)
Exchange gains (losses),net	(57,170)	(188,971)	(126,938)	(280,858)
Investment income	6,748	-	6,748	-
Value added tax refund	1,428	-	370,611	122,638
Others	289,535	580	292,342	19,075
Total other income (expenses),net	$159,572	(317,681)	$342,177	(389,589)

Income before income tax expense	$7,467,068	$5,321,325	$10,880,182	$6,655,118
Income tax expense	(84,646)	-	(84,646)	(817)
Net income	$7,382,422	$5,321,325	$10,795,536	$6,654,301
Income attributable to noncontrolling interests	(124,430)	-	(124,430)	-
Net income attributable to Liandi clean shareholders	$7,257,992	$5,321,325	$10,671,106	$6,654,301

Preferred stock deemed dividend	(809,331)	-	(1,951,844)	-
Preferred stock dividend	(477,698)	-	(971,597)	-
Net income available to Liandi Clean's common stockholders	$5,970,963	$5,321,325	$7,747,665	$6,654,301

Earnings per share
Earnings per common share
Basic	$0.20	$0.19	$0.26	$0.24
Diluted	$0.20	$0.19	$0.26	$0.24

Weighted average number of common shares outstanding:
Basic	29,679,646	27,354,480	29,526,643	27,354,480
Diluted	36,618,829	27,354,480	30,016,764	27,354,480